Exhibit 99.1

OP BANCORP ANNOUNCES APPOINTMENTS OF CHRISTINE OH AS CHIEF OPERATING OFFICER AND JAEHYUN PARK AS CHIEF FINANCIAL OFFICER

LOS ANGELES, March 3, 2025 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company for Open Bank (the “Bank”), today announces that it has appointed Christine Oh, age 57, as Executive Vice President and Chief Operating Officer of the Company and the Bank, effective as of March 3, 2025. Ms. Oh has served as Executive Vice President and Chief Financial Officer of the Bank since July 2010 and of the Company since its formation in March 2016. Ms. Oh has more than 34 years of banking experience.

The Company also announced the appointment of Jaehyun Park, age 53, the current Senior Vice President and Controller of the Company and the Bank, to succeed Ms. Oh as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective as of March 3, 2025. Mr. Park has served his current position since he joined the Bank in June 2014. Prior to joining the Bank, Mr. Park had served various roles in finance areas at Nara Bank (now Bank of Hope), headquartered in Los Angeles, California since April 2005. Mr. Park holds a Bachelor of Science in Economics from Korea University, South Korea, a Master of Science in Finance and a Juris Doctor from Suffolk University in Boston, Massachusetts.

OP Bancorp Chief Executive Officer Min Kim expressed the Company’s excitement in appointing Ms. Oh and Mr. Park, saying, “We are pleased to welcome Mr. Park to our executive management team. We are confident that Mr. Park’s extensive community banking and leadership experience will play a key role in helping the Company and the Bank achieve its objectives in the upcoming years as it continues to grow and implement its 2025 succession plan.” She continued, “We are also very pleased to appoint Ms. Oh to serve as our Chief Operating Officer after nearly 15 years of service as our CFO. Her in-depth knowledge of the Company and the Bank, its history, business strategy, operations, and employees, cannot be overstated and will make her a tremendous asset in her new role.”

ABOUT OP BANCORP

OP Bancorp, the holding company for Open Bank, is a California corporation whose common stock is quoted on the Nasdaq Global Market under the symbol “OPBK.” The Bank is engaged in the general commercial banking business focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates eleven full-service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, and Santa Clara, California, and in Carrollton, Texas and Las Vegas, Nevada. The Bank also has five loan production offices in Pleasanton, California, Atlanta, Georgia, Aurora, Colorado, Lynnwood, Washington, and Fairfax, Virginia. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Our headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com.

Contact

Investor Relations
OP Bancorp
Jaehyun Park

EVP & CFO
213.593.4865
Jaehyun.Park@myopenbank.com